Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of AERWINS Technologies Inc. and subsidiaries:

We hereby consent to the use in this Registration Statement on Form S-1 of AERWINS Technologies, Inc. and subsidiaries (the “Company”) of our report dated April 27, 2023 relating to our audits of Aerwins Inc. and subsidiaries balance sheets as of December 31, 2022 and 2021, and the consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for the years ended December 31, 2022 and 2021 which appears in this Registration Statement on Form S-1. Our report dated April 27, 2023, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ TAAD LLP

Diamond Bar, California

January 23, 2024